Exhibit 99.1
PRESS RELEASE
comScore Announces Results for Fourth Quarter and Full Year 2007
Quarterly Revenue Reaches a Record $25.3 Million
RESTON, VA, February 7, 2008 — comScore, Inc. (NASDAQ: SCOR), a global leader in measuring the digital world, today announced preliminary unaudited results for its fourth quarter and full year ended December 31, 2007.
Q4 2007 Financial Summary
comScore reported revenue of $25.3 million for the quarter ended December 31, 2007, an increase of 39 percent compared to the fourth quarter of 2006 and an increase of 13 percent over the third quarter of 2007. This revenue performance is at the high end of the company’s previous guidance of approximately $25.0 million to $25.3 million in revenue for the fourth quarter 2007 revenue.
Fourth quarter 2007 GAAP net income was $12.7 million, up $10.1 million compared to $2.6 million in the fourth quarter of 2006. Included in GAAP net income is an income tax benefit of $8.1 million due to the partial reversal of the valuation allowance offsetting certain deferred tax assets, which consisted principally of net operating loss carryforwards. In addition, GAAP net income includes costs of $392,000 associated with the company’s filing of a registration statement on October 31, 2007 for a proposed follow-on public offering of common stock that was subsequently withdrawn on November 23, 2007. Excluding these two items, fourth quarter 2007 net income would have been $5.1 million, which compares to the company’s previous guidance for GAAP net income of $5.0 million to $5.3 million. Included in the GAAP net income of $5.1 million is approximately $200,000 in Canadian tax provision that was higher than expected due to strong Canadian performance that put the company into a taxable position faster than anticipated. A reconciliation of fourth quarter 2007 GAAP net income to the non-GAAP measure that excludes these two items is set forth in the tables accompanying this release.
comScore reports net income and earnings per share (EPS) on a GAAP and non-GAAP basis. In addition, comScore reports adjusted EBITDA and free cash flow as non-GAAP measures. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.
•	GAAP EPS for the fourth quarter of 2007 was $0.42 on approximately 29.9 million fully diluted shares.

•	Adjusted EBITDA was $6.6 million, an increase of $2.9 million or 77 percent compared to the prior year period, and includes approximately $400,000 in incremental public company costs in the fourth quarter of 2007. This performance exceeded the company’s previous guidance for adjusted EBITDA in the fourth quarter of $6.2 million to $6.5 million.

•	comScore’s adjusted EBITDA margin was 26 percent, an increase of approximately five percentage points as compared to the fourth quarter of 2006 and includes approximately two percentage points attributable to $400,000 in incremental public company costs incurred in the fourth quarter of 2007.

•	Non-GAAP adjusted net income for the fourth quarter of 2007 was $6.4 million, an increase of $3.4 million, or 113 percent, compared to $3.0 million in the fourth quarter of 2006. The company’s previous guidance for non-GAAP adjusted net income in the fourth quarter 2007 was $6.2 million to $6.5 million. Non-GAAP EPS was $0.21 per share

•	Operating cash flow for the fourth quarter of 2007 was $6.6 million, an increase of $4.2 million compared to $2.4 million in the fourth quarter of 2006. Free cash flow was $5.6 million, compared to $1.4 million in the fourth quarter of 2006.

•	As of December 31, 2007, comScore held $104.7 million in cash, cash equivalents and investments. Included in this amount was approximately $76.7 million in net proceeds raised by the company through its initial public offering of 5 million shares of common stock that was completed on July 2, 2007.
Q4 2007 Financial Highlights
•	comScore’s subscription revenue was $20.2 million for the fourth quarter of 2007, an increase of 49 percent over the prior year period. Subscription revenue accounted for 80 percent of comScore’s total revenue for the fourth quarter, an increase of five percentage points over the fourth quarter of 2006 and in line with the 80 percent of total revenue mix realized in the third quarter of 2007. Project revenue was $5.1 million in the fourth quarter of 2007, an increase of approximately 11 percent as compared to the prior year period.

•	Deferred revenue was $33.0 million at the end of the fourth quarter of 2007, an increase of 45 percent compared to the deferred revenue at December 31, 2006.

•	Revenue from existing customers totaled $21.8 million, an increase of 39 percent compared to the fourth quarter of 2006, while revenue from new customers was $3.5 million, an increase of 40 percent compared to the fourth quarter of 2006.

•	During the fourth quarter of 2007, comScore added a net of 58 new customers bringing the total number of comScore customers to 895, a net increase of 189 new customers compared to year-end 2006. Within this total customer count, the company added a net of 74 new subscription-based customers in the fourth quarter of 2007. This resulted in a total of 813 subscription-based customers as of year-end 2007, a net increase of 218 subscription-based customers compared to the prior year period.

•	International revenue was $3.5 million in the fourth quarter of 2007, an increase of 103 percent compared to the prior year period, and accounted for 14 percent of the company’s total revenue in the fourth quarter of 2007 compared to 10 percent of total revenue in the fourth quarter of 2006.
“We are pleased with our business performance this quarter, which closes out an exciting year for comScore,” commented Dr. Magid Abraham, President and CEO of comScore. “We successfully completed an initial public offering at the beginning of July that has already provided us and should continue to provide us with added flexibility to grow our business and increase shareholder value. In addition, we launched ten new products in 2007. They all serve to strengthen our product portfolio and client relationships. We also continued to expand overseas in 2007 with our opening of a sales office in Japan, which represents our first commercial presence in Asia.”
“Looking ahead to 2008, we anticipate continued strong growth for comScore as we expect the market for our services will continue to expand globally and into other digital formats such as the mobile web. We hope to deepen penetration into our existing customer base by providing enhanced value to our customers through our expanded and innovative product offerings. We also anticipate continuing to add new customers both in the U.S. and internationally and plan to establish a commercial presence in France and Germany. We plan to continue to invest in sales and marketing in support of our recently introduced new products in addition to new product initiatives that reinforce our leadership in digital media intelligence and which will contribute to our future revenue growth. In particular, we hope to launch a service to measure Internet usage on mobile devices. Even with our planned investment in these and other new growth initiatives, we anticipate that the improving operating leverage of our business model will continue to result in strong earnings growth. We expect our margins, adjusted EBITDA and free cash flow to achieve strong growth in 2008 reflecting revenue growth outpacing increases in operating expenses and capital expenditures,” added Dr. Abraham.
Full-Year Results
comScore reported revenue of $87.2 million for the year ended December 31, 2007. Revenue rose approximately 32 percent over 2006 reflecting strong growth in the company’s subscription-based and project-based businesses, increased penetration of our existing customer base, the addition of new customers at a rapid pace and strong performance in the U.S. and in international markets.
GAAP net income for the year ended December 31, 2007 climbed to $19.3 million, an increase of $13.6 million compared to $5.7 million for 2006. Excluding an income tax benefit of $8.1 million resulting from the partial reversal of the valuation allowance in the fourth quarter of 2007 as well as the impact of $392,000 related to costs associated with our withdrawn follow-on public offering, net income would have been $11.6 million. A reconciliation of 2007 GAAP net income to the non-GAAP measure that excludes these two items is set forth in the tables accompanying this release.
•	GAAP EPS for the year ended December 31, 2007 was $0.88 calculated based on approximately 18.4 million fully diluted shares.

•	comScore’s adjusted EBITDA for the year ended December 31, 2007 was $18.0 million. The adjusted EBITDA margin for the year ended December 31, 2007 was 21 percent, an increase of six percentage points compared to the full year ended December 31, 2006, and an increase of 7.3 percentage points after adjusting for the $1.2 million in public company costs incurred for the full-year ended December 31, 2007.

•	Non-GAAP adjusted net income for the year ended December 31, 2007, was $16.3 million, an increase of $8.8 million, compared to $7.5 million for the full-year 2006. Non-GAAP EPS was $0.71 per share.

•	Operating cash flow for the year ended December 31, 2007 was $21.2 million, an increase of $10.3 million, or 95 percent, compared to $10.9 million for the year ended December 31, 2006. Free cash flow was $17.6 million for the year ended December 31, 2007, a 105 percent increase compared to $8.6 million for the year ended December 31, 2006.
Guidance
comScore is forecasting full-year 2008 revenue of approximately $112.2 million to $113.2 million, up 29 percent to 30 percent over comparable 2007 revenue results. Subscription revenue is forecast to comprise approximately 82 percent of the full-year revenue mix.
Commented Dr. Abraham, “our revenue forecast is based in part on our existing customer base and expected retention rate. Approximately 71 percent of comScore’s revenue forecast for 2008 relates to the business that we already have under contract at the end of 2007 and applies our historical customer retention rate of over 90 percent to our projected subscription revenue base for the full-year 2008. We believe our revenue visibility is further strengthened by having approximately 35 percent of our projected subscription revenue in 2008 generated by multi-year agreements with terms of two to three years.”
For the full-year 2008, comScore is projecting GAAP net income of $10.5 million to $11.5 million. A normalized effective tax rate is assumed to be applied against full-year earnings before taxes. The company is projecting GAAP EPS for the full-year 2008 of $0.35 to $0.38 per share on approximately 30.2 million fully diluted shares

The company is projecting adjusted EBITDA for the full-year 2008 in the range of $25.4 million to $26.4 million, an increase of 41 percent to 47 percent as compared to full-year 2007. The adjusted EBITDA margin for the full-year 2008 is projected to be in the range of 23% to 24%, an increase of two to three percentage points compared to full-year 2007 and includes approximately one percentage point of reduced margin due to incremental public company costs in the first half of 2008.
comScore is also forecasting non-GAAP adjusted net income for full-year 2008 of approximately $16.7 million to $17.7 million. comScore is forecasting non-GAAP EPS of $0.55 to $0.58 per share.
comScore is expecting approximately $1.0 million in incremental public company-related expenses for the first and second quarters of 2008 combined, that are included in the full-year 2008, but were not included in the comparable period for 2007.
comScore is forecasting first quarter 2008 revenue of approximately $25.9 million to $26.2 million, an increase of 39 percent to 40 percent compared to the first quarter of 2007. For the first quarter of 2008, comScore is projecting GAAP net income of $2.0 million to $2.3 million. The company is projecting GAAP EPS for the first quarter 2008 of $0.06 to $0.08 per share on approximately 30.2 million fully diluted shares.
Adjusted EBITDA for the first quarter 2008 is forecast to be $5.1 million to $5.4 million, an increase of 86 percent to 97 percent compared to the first quarter of 2007. The adjusted EBITDA forecast for the first quarter of 2008 results in an adjusted EBITDA margin of 20 percent to 21 percent, up five to six percentage points compared to the first quarter of 2007, including approximately two percentage points due to incremental public company expense. Furthermore, comScore has historically had seasonally high costs as a percentage of revenue in the first quarter based on such items as payroll taxes and vacation accruals, and a ramp up of hiring primarily in the sales force and technology groups to support anticipated revenue growth. The company expects a similar trend in the first quarter of 2008.
comScore is also forecasting non-GAAP adjusted net income for the first quarter 2008 of $3.1 million to $3.4 million. The company is forecasting non-GAAP EPS for the first quarter 2008 of $0.10 to $0.11 per share.
As of December 31, 2007, the company had a valuation allowance of $21.2 million against certain deferred tax assets, which consisted principally of net operating loss carryforwards. The company has continued to evaluate its valuation allowance position on a regular basis. After weighing both the positive and negative evidence, management believes that it is more likely than not that a portion of its deferred tax assets will be realized. Therefore, the company has recognized a deferred tax asset of approximately $8.1 million based on the company’s projected pre-tax income for 2008. Additional reversals of the Company’s valuation allowance are expected in future periods.

During 2008, it is expected that the deferred tax asset recognized in 2007 will decrease each quarter as the net deferred tax asset is utilized. Therefore, it is expected that the company will have a “normalized” effective tax rate in the interim periods in 2008 for GAAP reporting purposes, with no tax impact on operating and free cash flow. On a quarterly basis throughout 2008, the company will re-evaluate the realizability of its deferred tax assets for any material events. In addition, in the fourth quarter of 2008, the company will consider the impact of full-year 2008 operating results, additional evidence concerning the predictability of the company’s revenue streams and forecasts of future income.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information, because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. comScore defines adjusted EBITDA as net income plus the (benefit) provision for income taxes, depreciation, amortization of intangible assets resulting from acquisitions, stock-based compensation, revaluation of preferred stock warrant liabilities; less interest income (expense), net. The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
In addition, comScore uses non-GAAP adjusted net income, which excludes the impact of the revaluation of preferred stock warrant liabilities, stock-based compensation and the amortization of intangible assets resulting from acquisitions, to evaluate profit performance including the impact of interest income/expense and taxes. comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The mid-points of the ranges for projected GAAP net income and non-GAAP adjusted net income have been used in the reconciliation, where applicable. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
Reconciliation from GAAP Net Income to Net Income excluding unusual non-operating items, Adjusted Net Income and Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(Dollars in thousands)
		(unaudited)
Net income	$12,745	$2,599	$19,316	$5,669

Follow-on public offering costs	392	—	392	—
Discrete valuation allowance release	(8,065)	—	(8,065)	—

Net income excluding unusual non-operating items	$5,072	$2,599	$11,643	$5,669

Amortization of acquired intangibles	169	334	966	1,371
Stock-based compensation	1,191	80	2,474	198
Revaluation of preferred stock warrant liabilities	—	9	1,195	224

Adjusted net income	$6,432	$3,022	$16,278	$7,462

Provision for income taxes	362	50	543	50
Depreciation	992	783	3,762	2,888
Interest (income) expense, net	(1,206)	(113)	(2,627)	(231)

Adjusted EBITDA	$6,580	$3,742	$17,956	$10,169
Adjusted EBITDA margin (%)	26%	21%	21%	15%
Reconciliation from GAAP Operating Cash Flow to Free Cash Flow

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(Dollars in thousands)
	(unaudited)	(unaudited)	(unaudited)
Net cash provided by operating activities	$6,563	$2,364	$21,211	$10,905

Purchases of property and equipment	(933)	(929)	(3,635)	(2,314)

Free cash flow	$5,630	$1,435	$17,576	$8,591

Reconciliation from GAAP Net Income to Net Income excluding unusual non-operating items, Adjusted Net Income and Adjusted EBITDA (Guidance)
Forecasted amounts for the first quarter and year ended December 31, 2008 are based on the mid-points of the range of the guidance provided herein.

	Three Months Ended		Twelve Months Ended
	March 31,		December 31
	2008	2007	2008	2007
		(Dollars in thousands)
	(unaudited)	(unaudited)	(unaudited)
Net income	$2,150	$1,540	$11,000	$19,316

Follow-on public offering costs	—	—	—	392
Discrete valuation allowance release	—	—	—	(8,065)

Net income excluding unusual non-operating items	$2,150	$1,540	$11,000	$11,643

Amortization of acquired intangibles	7	293	16	966
Stock-based compensation	1,080	107	6,305	2,474
Revaluation of preferred stock warrant liabilities	—	(11)	—	1,195

Adjusted net income	$3,237	$1,929	$17,321	$16,278

Provision for income taxes	1,517	46	7,117	543
Depreciation	1,319	861	4,903	3,762
Interest (income) expense, net	(823)	(97)	(3,441)	(2,627)

Adjusted EBITDA	$5,250	$2,739	$25,900	$17,956
Adjusted EBITDA margin (%)	20%	15%	23%	21%

*	Forecasted, unaudited GAAP net income and adjusted amounts disclosed above does not reflect any adjustments related to a reversal of the company’s deferred tax allowance.

Conference Call Details for February 7, 2008 to Discuss Fourth Quarter 2007 Financial Results
comScore will report financial results for the quarter ended December 31, 2007 on Thursday, February 7, at 4:30 p.m. EDT.
Dr. Magid Abraham, President and Chief Executive Officer, and John Green, Chief Financial Officer, will provide commentary on comScore’s results at that time via live webcast, accessible at http://ir.comscore.com/events.cfm.  A replay of the webcast will be archived and available for playback beginning at 7:30 p.m. EST that evening, accessible from the same link.
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world. This capability is based on a massive, global cross-section of more than 2 million consumers who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that captures and integrates their attitudes and intentions. Through its proprietary technology, comScore measures what matters across a broad spectrum of behavior and attitudes. comScore analysts apply this deep knowledge of consumers and competitors to help clients design powerful marketing strategies and tactics that deliver superior ROI. comScore services are used by more than 800 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestle, Starcom, Universal McCann, the United States Postal Service, Verizon, ViaMichelin, Merck and Expedia. For more information, please visit http://www.comscore.com.
Cautionary Statement
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: our expected financial results for the quarter and year ended December 31, 2007; the expected impact of new products on comScore’s future operations; expected growth of the market for comScore’s services; comScore’s plans to expand overseas; the expectation of operating leverage improvement; comScore’s expectations of the mix of subscription and project-based revenues and the expected growth in subscription-based customers; the expected success in adding new customers both in the U.S. and internationally; comScore’s product introduction plans and strategies; comScore’s expected investment in sales and marketing; comScore’s forecasts of revenue, adjusted EBITDA, net income and adjusted net income and the related growth rates and components thereof for the first quarter and the complete year for 2008; and comScore’s expectation to realize deferred tax assets and plans to continue to evaluate such assets and related valuation allowances. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the risk that our final results for the fourth quarter and year ended December 31, 2007 may change as a result of the final audit and any adjustments required prior to filing our annual report on Form 10-K for the year end December 31, 2007; the early stage of the market for digital marketing intelligence and the rate of development of such market; comScore’s ability to manage its growth; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to effectively expand sales and marketing; comScore’s reliance on subscription-based revenues; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; inability to sell additional products and attract new customers; dependence on growth of international operations; product obsolescence with technological developments; volatility of quarterly results and analyst expectations; comScore’s history of losses and the risk of future losses; comScore’s limited operating history; and comScore’s utilization of net operating loss carryforwards.
For a detailed discussion of these and other risk factors, please refer to comScore’s Registration Statement on Form S-1 and quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
John Green
Chief Financial Officer
jgreen@comscore.com
(703) 438-2325

comScore, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Revenues	$25,274	$18,237	$87,153	$66,293
Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	6,528	5,230	23,858	20,560
Selling and marketing (1)	8,135	5,634	28,659	21,473
Research and development (1)	3,026	2,341	11,413	9,009
General and administrative (1)	3,605	2,302	11,599	8,293
Amortization of intangible assets resulting from acquisitions	169	334	966	1,371

Total expenses from operations	21,463	5,841	76,495	60,706

Income from operations	3,811	2,396	10,658	5,587

Interest income, net	1,206	113	2,627	231
Gain (loss) from foreign currency	25	149	(296)	125
Revaluation of preferred stock warrant liabilities	—	(9)	(1,195)	(224)

Income before income taxes	5,042	2,649	11,794	5,719

Benefit (provision) for income taxes	7,703	(50)	7,522	(50)

Net income	12,745	2,599	19,316	5,669

Accretion of redeemable preferred stock	—	(848)	(1,829)	(3,179)

Net income available to common stockholders	12,745	1,751	17,487	2,490

Net income available to common stockholders per common share:
Basic	$0.45	$0.00	$0.99	$0.00
Diluted	$0.42	$0.00	$0.88	$0.00

Weighted-average number of shares used in per share calculation – common stock
Basic	27,795,936	3,972,087	16,139,365	3,847,213
Diluted	29,859,926	3,972,087	18,377,563	3,847,213

(1) Amortization of stock-based compensation is included in the line items above as follows

Cost of revenues	134	6	279	12
Selling and marketing	500	27	1,009	82
Research and development	117	7	245	13
General and administrative	440	40	941	91

comScore, Inc.
Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31,
	2007	2006
	(in thousands)
	(Unaudited)
Operating activities
Net income	$19,316	$5,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,764	2,888
Amortization of intangible assets resulting from acquisitions	966	1,371
Provisions for bad debts	142	212
Stock-based compensation	2,474	198
Revaluation of preferred stock warrant liabilities	1,195	224
Amortization of deferred finance costs	7	33
Deferred tax benefit	(8,142)	(97)
Changes in operating assets and liabilities:
Accounts receivable, net	(9,186)	(3,882)
Prepaid expenses and other current assets	(486)	(311)
Other non-current assets	255	30
Accounts payable, accrued expenses, and other liabilities	1,065	1,431
Deferred revenues	9,841	3,139

Net cash provided by operating activities	21,211	10,905

Investing activities
Payment of restricted cash	(1,115)	(9)
Purchase of short-term investments	(56,475)	(14,900)
Sale of short-term investments	30,920	7,950
Purchase of property and equipment	(3,635)	(2,314)
Payment of additional consideration for acquired businesses	—	(300)

Net cash used in investing activities	(30,305)	(9,573)

Financing activities
Proceeds from the exercise of common stock options	972	241
Proceeds from issuance of common stock	73,116	—
Principal payments on capital lease obligations	(2,109)	(1,622)

Net cash provided by (used in) financing activities	71,979	(1,381)

Effect of exchange rate changes on cash	451	(43)

Net increase (decrease) in cash and cash equivalents	63,336	(92)

Cash and cash equivalents at beginning of year	5,032	5,124

Cash and cash equivalents at end of year	$68,368	$5,032

comScore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$68,368	$5,032
Short-term investments	28,449	11,000
Accounts receivable, net of allowances of $234 and $188, respectively	23,446	14,123
Prepaid expenses and other current assets	1,620	1,068
Restricted cash	1,385	270
Deferred tax asset	176	—

Total current assets	123,444	31,493
Long-term investments	7,924	—
Property and equipment, net	6,867	6,980
Other non-current assets	168	1,267
Long-term deferred tax asset	7,888	—
Intangible assets, net	17	983
Goodwill	1,364	1,364

Total assets	$147,672	$42,087

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,140	$1,353
Accrued expenses	6,992	6,020
Deferred revenues	33,045	22,776
Capital lease obligations	900	1,726
Preferred stock warrant liabilities	—	1,005

Total current liabilities	42,077	32,880

Capital lease obligations, long-term	977	2,261
Deferred tax liability	—	77
Other liabilities	181	374

Total liabilities	43,235	35,592

Commitments and contingencies
Redeemable preferred stock	—	101,695
Common stock subject to put	1,815	4,357
Stockholders’ equity/(deficit):
Common stock	28	4
Additional paid-in capital	183,433	—
Accumulated other comprehensive income (loss)	1	(75)
Accumulated deficit	(80,840)	(99,486)

Total stockholders’ equity/(deficit)	102,622	(99,557)

Total liabilities and stockholders’ equity/(deficit)	$147,672	$42,087